Exhibit 4.5

AGREEMENT TO REPURCHASE SHARES

DATE: 11 June 2003

PARTIES:

TEAMTALK LIMITED, a duly incorporated company with its registered office in Wellington (“TeamTalk”)

TELECOM CORPORATION OF NEW ZEALAND LIMITED a duly incorporated company with its registered office in Wellington (“Telecom”)

BACKGROUND

A.	Telecom is the registered owner of 199,999 ordinary fully paid shares in the capital of TeamTalk (“the Shares”).

B.	TeamTalk has agreed to purchase, and Telecom has agreed to sell, all of the Shares subject to the terms and conditions of this Agreement.

OPERATIVE PROVISIONS:

1.	Interpretation

1.1.	In this Agreement the following words shall have the meaning set out below:

(a)	“Act” means the Companies Act 1993 as amended from time to time;

(b)	“Agreement” means this agreement as amended from time to time;

(c)	“Board” means board of directors of TeamTalk acting as a board;

(d)	“Conditions” means the conditions set out in clause 3;

(e)	“Purchase Price” means the sum of $3,500,000.00;

(f)	“Shares” means 199,999 ordinary fully paid shares in the capital of TeamTalk which are registered in the name of Telecom; and

(g)	“Settlement Date” means 30 June 2003 or such other date as the parties agree in writing.

1.2.	In the interpretation of this Agreement:

(a)	References to the singular shall include the plural and reference to the masculine shall include the neuter and feminine genders and vice versa;

(b)	References to the parties include (insofar as is consistent with the provisions hereof) their respective successors and permitted assigns; and

(c)	Headings to clauses in this Agreement are included for the purpose of ease of reference only and shall not have any effect on construction and interpretation.

2.	Agreement to Purchase

Subject to the fulfilment of all of the Conditions on or before the Settlement Date, Telecom agrees to sell, and TeamTalk agrees to purchase, all of the Shares for the Purchase Price.

3.	Conditions

3.1.	The Conditions are:

(a)	TeamTalk obtaining the written consent of Westpac Banking Corporation to the purchase of the Shares;

(b)	TeamTalk obtaining finance for the purchase of the Shares on terms satisfactory in all respects to TeamTalk; and

(c)	All of the entitled persons (as that term is defined in the Act) agreeing in writing that:

(i)	The Shares may be acquired by TeamTalk otherwise than in accordance with sections 59 to 65 of the Act shall apply to the purchase of the Shares pursuant to this Agreement; and

(ii)	Nothing in sections 140 and 141 of this Act shall apply in relation to the purchase of the Shares pursuant to this Agreement; and

(d)	The Board:

(i)	Being satisfied on reasonable grounds that TeamTalk will, immediately after the purchase of the Shares pursuant to this Agreement, satisfy the solvency test as that term is defined in the Act; and

(ii)	The Board resolving that it is satisfied on reasonable grounds that TeamTalk will, immediately after the purchase of the Shares pursuant to this Agreement, satisfy the solvency test as that term is defined in the Act; and

(iii)	The directors of TeamTalk who vote in favour of the resolution referred to in clause 3. l(d)(ii) executing a certificate stating that, in their opinion TeamTalk will, immediately after the purchase of the Shares pursuant to this Agreement, satisfy the solvency test as that term is defined in the Act,

3.2.	If all of the Conditions are not satisfied on or before the Settlement Date then this Agreement shall be at an end and neither party shall have any obligations to the other.

4.	Settlement

4.1.	On the Settlement Date, against Telecom’s compliance with its obligations under clause 4,2, TeamTalk shall pay the full amount of the Purchase Price in same day funds to the bank account in New Zealand nominated by Telecom in writing at least two business days before the Settlement Date.

4.2.	On the Settlement Date, against TeamTalk’s compliance with its obligations under clause 4,1, Telecom shall deliver to TeamTalk the written resignation of Stephen Fuller as a director of TeamTalk together with confirmation by him that no monies are owing to him from TeamTalk of any kind or nature in connection with his having served as a director of TeamTalk.

5.	WARRANTY AND INDEMNITY

5.1.	TeamTalk warrants that it has at the date of this Agreement, and will at all times until the repurchase contemplated by this Agreement is complete, have sufficient available subscribed capital (as that term is defined in section OB 1 of the Income Tax Act 1994) to ensure that no amount of the Purchase Price paid to Telecom pursuant to this Agreement is, or would be, regarded as a dividend to Telecom by virtue of failing to meet the requirements of section CF 3(l)(b)(iv)(B) of the Income Tax Act 1994, it being the intention of TeamTalk and Telecom that no amount of the Purchase Price should be subject to income tax in Telecom’s hands.

5.2.	TeamTalk agrees to indemnify Telecom and hold it harmless against any loss, cost or expense, including without limitation any liability for income tax, together with any interest or penalties thereon, or in relation thereto, incurred by or on behalf of Telecom by reason of the warranty contained clause 5.1 above being, or becoming, incorrect.

6.	GENERAL

6.1.	A party’s failure or delay to exercise any power or right it has under this Agreement will not operate as a waiver of that power or right, and the exercise of any such power or right will not preclude any other or future exercise of that power or right.

6.2.	A waiver of, or consent by a party to any departure from, any provision of this Agreement must be in writing and signed by or on behalf of that party and is effective only to the extent for which it is given.

6.3.	This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

6.4.	This Agreement comprises the entire agreement between the parties in relation to its subject matter and no earlier agreement, whether oral or written, in relation to any matter dealt with in any of these agreements will have any effect from the date of this Agreement.

6.5.	Each of the parties shall bear its own legal costs in connection with the preparation, execution and settlement of this Agreement.

Executed as an agreement

TEAMTALK LIMITED

By:	/s/ Illegible

Director

TELECOM CORPORATION OF NEW ZEALAND LIMITED

By:	/s/ Illegible	/s/ LINDA COX

	Authorised Signatory	LINDA COX COMPANY SECRETARY WELLINGTON

/s/ ANNE-MARIE HEATHER JORDAN

ANNE-MARIE HEATHER JORDAN LEGAL EXECUTIVE WELLINGTON